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                                  EXHIBIT 4.11

                                FOURTH AMENDMENT
                                     TO THE

                             VALLEY INDEPENDENT BANK

                        FLEXPLUS RETIREMENT SAVINGS PLAN

This Fourth Amendment (Amendment) to the Valley Independent Bank Flexplus Retirement Savings Plan (Plan) is made and entered into by Valley Independent Bank, a California corporation (Employer), and Dennis L. Kern, R. A. Pedersen, Steve Ellison and Janice S. Grady (collectively Trustee).

                                    RECITALS

A. The Employer established the Valley Independent Bank Profit Sharing and 401(k) Plan, effective January 1, 1989, as a program for providing retirement income and other benefits for certain of its employees and their beneficiaries.

B. The Plan was subsequently amended and, effective January 1, 1995, the Plan was renamed the Valley Independent Bank Flexplus Retirement Savings Plan and was amended and restated to comply with the Tax Reform Act of 1986 and related pension legislation.

C. Effective June 17, 1996, the Plan was amended to recognize service with California Commerce branch in Calexico, California for purposes of the Plan.

D. Effective September 27, 1996, the Plan was amended to recognize service with Bank of the Desert branches in Indio, La Quinta and Thousand Palms, California for purposes of the Plan.

E. Effective July 15, 1997, the Plan was amended to recognize service with the Wells Fargo branches in Tecate and Blythe, California for purposes of the Plan.

F. Effective January 1, 1999, the Plan was amended to lower the minimum age for Plan participation from age 21 to age 18.

G.    The Employer now wishes to amend the Plan to:

      - Extend Plan coverage and participation to employees of the Bank of Stockdale effective as of the date Bank of Stockdale becomes a wholly owned subsidiary of VIB Corp, an Associated Company, as that term is defined in the Plan, and part of the VIB Corp group of companies under common ownership and control (within the meaning of section 414(b) of the Code),

      - Affirm and clarify in the Plan document the names of the current Trustees of the Plan,

      - Clarify that compensation taken into account for purposes of the Plan for Bank of Stockdale employees is limited to compensation from the date such Plan coverage and participation is extended to such employees,

      - Clarify that past service with Bank of Stockdale shall be recognized in determining service for Plan participation purposes,

      - Clarify the entry and participation dates for employees with past service with Bank of Stockdale, and

      - Clarify that past service with Bank of Stockdale shall be recognized in determining service for Plan vesting purposes.





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                              OPERATIVE PROVISIONS

In accordance with the foregoing recitals, the Employer hereby amends the Plan as shown below. Unless indicated otherwise, such amendments shall be effective as of the later of January 28, 1999 or the date Bank of Stockdale becomes a wholly owned subsidiary of VIB Corp and part of the VIB Corp group of companies under common ownership and control (within the meaning of section 414(b) of the Code) which includes Valley Independent Bank, the Employer and sponsor of this
Plan:

1. Section B1 of the Adoption Agreement of the Plan is amended in full to read as follows:

        B1  Name of Employer   a. Valley Independent Bank
                               b. Any other Affiliated Employer, within the
            meaning of the Plan, provided that any such Affiliated Employer will be considered an Employer for purposes of this Plan only to the extent such Affiliated Employer is designated as a participating
            Employer for Plan purposes by a resolution of the Board of Directors of Valley Independent Bank.

2. Section B6 of the Adoption Agreement of the Plan is amended and corrected by amending such section in full to read as follows, provided, that the effective date of appointment of Janice S. Grady as a Trustee of the Plan shall be May 19, 1998:

        B6  NAME(S) OF TRUSTEE(S)      a.  Dennis L. Kern
                                       b.  R. A. Pedersen
                                       c.  Steve Ellison
                                       d.  Janice S. Grady

3. Section D2 of the Adoption Agreement of the Plan is amended in full to read as follows:

        D2      EMPLOYEES OF AFFILIATED EMPLOYERS (Plan Section 1.16)

                Employees of Affiliated Employers:

                        a.      ( ) will not or N/A

                        b.      (xx) will

        be treated as Employees of the Employer, provided that no Eligible Employee of an Affiliated Employer shall become a Participant in the Plan for purposes of counting Compensation or for purposes of accrual of benefits prior to the effective date such Affiliated Employer is designated by the Board of Directors as an Affiliated Employer whose employees may participate in this Plan.

4. Section D10 of the Adoption Agreement of the Plan is amended in full to read as follows:

        D10     PLAN SHALL RECOGNIZE SERVICE WITH A PREDECESSOR EMPLOYER

                a.      ( ) No

                b. (xx) Yes: Years of Service with the following predecessor employers: California Commerce Bank, Bank of the Desert, N.A., Wells Fargo Bank, and the Bank of Stockdale shall be recognized for the purpose of this plan.

                        In this respect, the Plan takes into account all service of all Employees with the predecessor employers for the purposes of participation and vesting under this Plan. By way of example, but not by way of limitation, Eligible Employees of predecessor employer Bank of Stockdale who satisfy the eligibility and participation requirements of this Plan taking into account their past service with Bank of Stockdale shall be eligible to participate in this Plan effective from the date Bank of Stockdale became an Affiliated Employer as designated by the Board of Directors of Valley Independent Bank, the sponsoring Employer of this Plan.




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5.      In all other respects, the Plan is hereby ratified, approved and confirmed.

IN WITNESS WHEREOF, the Employer has caused this Fourth Amendment to be executed by its duly authorized officers and by the Trustees on this ____ day of January, 1999.

                                        EMPLOYER

                                        VALLEY INDEPENDENT BANK

                                        By: /s/ Dennis L. Kern
                                           -------------------------------------
                                        Its: President


                                        TRUSTEES

                                        VALLEY INDEPENDENT BANK

                                        FLEXPLUS RETIREMENT SAVINGS PLAN

                                        /s/ Dennis L. Kern
                                        ----------------------------------------
                                        Dennis L. Kern

                                        /s/ R .A. Pedersen
                                        ----------------------------------------
                                        R. A. Pedersen

                                        /s/ Steve Ellison
                                        ----------------------------------------
                                        Steve Ellison

                                        /s/ Janice S. Grady
                                        ----------------------------------------
                                        Janice S. Grady



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